SILICA TECH, LLC

SUBSCRIPTION AGREEMENT

THE MEMBERSHIP INTERESTS OFFERED PURSUANT TO THIS SUBSCRIPTION AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED TO ANY PERSON AT ANY TIME IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERNG SUCH SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY'S MANAGER TO THE EFFECT THAT SUCH REGISTRATION IS NOT NECESSSARY.

INVESTMENT IN THE COMPANY IS HIGHLY SPECULATIVE AND INVOLVES SUBSTANTIAL RISK, INCLUDING, BUT NOT LIMITED TO THE RISKS SET FORTH IN THE SECTION ENTITLED "RISK FACTORS" IN THE PRIVATE PLACEMENT MEMORANDUM ATTACHED HERETO. YOU SHOULD REACH THE PRIVATE PLACEMENT MEMORANDUM CAREFULLY BEFORE INVESTING.

This Subscription Agreement ("**Subscription Agreement**") is entered into as of September 30, 2008; by and between Silica Tech, LLC, a Connecticut limited liability company with an executive office located at 199 Main Street Suite 706, White Plains, New York 10601 (the "**Company**"), and Abdulaziz M. Alnamlah, an individual or entity, located at P.O. Box 29880, Riyadh 11467, Saudi Arabia ("**Subscriber**"). As used herein, the Company and the Subscriber are individually and respectively referred to as a "**Party**" and collectively as the "**Parties.**" Terms not otherwise defined herein shall have the meanings ascribed to them in the Private Placement Memorandum, as amended and attached hereto as Exhibit A (the "**Private Placement Memorandum**").

1. Subscription.

The undersigned investor ("**Investor**") subscribes for and offers to purchase, and the Company agrees to issue and sell, an equity interest in the Company (a "**Membership Interest**"), entitling the Investor to the rights of Investors described in the Private Placement Memorandum and to a credit in the Investor's capital account in an amount equal to the amount set forth on the signature page below (the "**Investment Amount**"), subject to the terms and conditions set forth herein.

2. Investment Amount;

(a) **Deliveries Upon Signing.** Simultaneous with the execution of this Agreement, Investor shall execute a Limited Liability Agreement of the Company substantially in the form of Exhibit B hereto (the "**LLC Agreement**"). The Parties hereby agree that Investor's signature on the Limited Liability Company Agreement shall not be considered effective, and that Investor shall not be deemed to have purchased the Membership Interest in the Company, until the Company shall have provided a Closing Notice (as defined herein).

(b) **Payment of Investment Amount.** Simultaneous with the execution of this Agreement. Investor shall be deemed to have transmitted in a wire transfer an amount equal to such Investor's Investment Amount in accordance with the wiring instructions set forth below. For purposes of this Agreement, "**Payment**" shall mean Investor's implementation of such wire transfer.

Bank:	Citibank NA Branch 180 244 Main Street White Plains, NY 10601
ABA:	021-0000-89
Account:	Silica Tech, LLC
Account#	43-036433

(c) **Closing.** At any time on or prior to September 30, 2008, the Company, at the Company's sole discretion, may elect to accept the subscription of the Investor. The Company's acceptance of the subscription shall be effective upon the Company's transmitting a notice to the Investor according to the notice information for the Investor set forth herein informing the Investor of such acceptance ("**Closing Notice**"). Upon transmission of the Closing Notice, the Company shall certify on the Investor's signature page of the LLC Agreement Investor's execution of the Limited Liability Agreement that the Company has provided Closing Notice. Upon such certification, Investor's signature on the LLC Agreement shall be deemed effective and delivered, and Investor shall become the holder of the Membership Interest.

3. The Offering.

Subscriber understands that the details of the offering described in the Private Placement Memorandum (the "**Offering**") are set forth in the Private Placement Memorandum. The Offering will terminate on, or prior to, September 30 2008, subject to extension and/or modification in the sole discretion of the Company, and may be extended or modified without notice.

Subscriber understands that this Subscription Agreement is not binding upon the Company unless and until such time as (i) Payment of the Investment Amount is transferred to

the Company and (ii) the Company accepts Subscriber's subscription in writing (the "**Closing Date**").

Investor acknowledges that the Company reserves the right, in its sole discretion, to accept or reject any Subscription Agreement.

Subscriber acknowledges that Subscriber has received, read, understands and is familiar with this Subscription Agreement, any attachments, including but not limited to the Private Placement Memorandum, and together with any other filed regulatory and bankruptcy court documents and (collectively "Offering Material"), Subscriber further acknowledges that Subscriber has not relied upon any information concerning the Offering, written or oral, other than those contained in this Subscription Agreement and the Offering Material. Subscriber further understands that any other information or literature, regardless of whether distributed prior to, simultaneously with, or subsequent to, the date of this Subscription Agreement shall not be relied upon by Subscriber in determining whether to make an investment in the Securities and Subscriber expressly acknowledges, agrees and affirms that Subscriber has not relied upon any such information or literature in making Subscriber's determination to make an investment in the Securities and that Subscriber understands that the Company is under no obligation to (and that Subscriber does not expect it to) update, revise, amend or add to any of the information heretofore furnished to Subscriber.

4. Representations and Warranties of Subscriber.

(a) In order to induce the Company to accept Subscriber's subscription, Subscriber further represents and warrants to the Company, its Affiliates, as defined in the Securities Act of 1933 (the "Securities Act"), and counsel to the Company (the "Company's Counsel"), and their respective agents and representatives as follows:

1. **SUBSCRIBER HAS READ THE PRIVATE PLACEMENT MEMORANDUM AND EXAMINED THE RISK FACTORS SET FORTH THEREIN, AND UNDERSTANDS THE SPECULATIVE NATURE OF AND SUBSTANTIAL RISK INVOLVED IN INVESTMENT IN THE COMPANY.**

2. If Subscriber has chosen to do so, Subscriber has been represented by such legal and tax counsel and other professionals, each of whom has been personally selected by Subscriber, as Subscriber has found necessary to consult concerning the purchase of the Securities, and such representation has included an examination of all applicable documents and an analysis of all tax, financial, and securities law aspects thereof deemed to be necessary. Subscriber, together with Subscriber's counsel, Subscriber's advisors, and such other persons, if any, with whom Subscriber has found it necessary or advisable to consult, have sufficient knowledge and experience in business and financial matters to evaluate the information set forth in this Subscription Agreement and in the Offering Material and the risks of the investment and

to make an informed investment decision with respect thereto. Further, Subscriber has been given the opportunity for a reasonable time period prior to the date hereof to ask questions of, and receive answers from, the Company or its representatives concerning the terms and conditions of the Offering and other matters pertaining to this investment and has been given the opportunity for a reasonable time period prior to the date hereof to verify the accuracy of the Company's information.

3. With respect to the United States federal, state and foreign tax aspects of Subscriber's investment, Subscriber is relying solely upon the advice of Subscriber's own tax advisors, and/or upon Subscriber's own knowledge with respect thereto.

4. Subscriber has not relied, and will not rely upon, any information with respect to this offering other than the information contained herein and in the Offering Material.

5. Subscriber understands that no person has been authorized to make representations or to give any information or literature with respect to this offering that is inconsistent with the information that is set forth herein and in the Offering Material.

6. Subscriber understands that, other than as provided herein, no covenants, representations, or warranties have been authorized by or will be binding upon the Company, with regard to this Subscription Agreement, the performance of the Company or any expectation of investment returns, including any representations, warranties or agreements contained or made in any written document or oral communication received from or had with the Company, its Affiliates, Company Counsel or any of their respective representatives or agents. Subscriber has not relied upon any information or representation that may be or have been made or given except as permitted under this paragraph.

7. Subscriber understands that this offering has not been, and it is not anticipated that the same will be, registered under the 1933 Securities Act, or pursuant to the provisions of the securities or other laws of any other applicable jurisdictions, but is being made in reliance upon the provisions of Section 4(2) and/or 4(6) of the 1933 Securities Act and/or Regulation D and the other rules and regulations promulgated thereunder, and/or upon such other exemption from the registration requirements of the 1933 Securities Act as may be available with respect to any or all of the investments in securities to be made hereunder. Subscriber is fully aware that the Securities subscribed for by Subscriber are to be sold to Subscriber in reliance upon such safe harbor based upon Subscriber's representations, warranties, and agreements as set forth herein. Subscriber is fully aware of the restrictions on sale, transferability and assignment of the Securities, and that Subscriber must bear the economic risk of Subscriber's investment herein for an

indefinite period of time because the offering has not been registered under the Securities Act and, therefore, the Securities cannot be offered or sold unless such offer is subsequently registered under the Securities Act or an exemption from such registration is available to Subscriber.

8. Subscriber is a sophisticated investor (as described in Rule 506(b) (2) (ii) of Regulation D promulgated under the Securities Act and/or an accredited investor (as defined in Rule 501 of Regulation D promulgated under the Securities Act).

9. Subscriber's execution and delivery of this Subscription Agreement has been duly authorized by all necessary action and all necessary consents have been obtained. Subscriber has no present intention to sell, distribute, pledge, assign, or otherwise transfer the Securities, which Subscriber acquires pursuant to this offering. Subscriber is making the investment hereunder solely for Subscriber's own account and not for the account of others and for investment purposes only and not with a view to or for the transfer, assignment, resale or distribution thereof, in whole or in part. Subscriber has no present plans to enter into any such contract, undertaking, agreement, or arrangement.

10. Subscriber agrees that Subscriber will not cancel, terminate or revoke this Subscription Agreement, which has been executed by Subscriber, and that this Subscription Agreement shall survive any sale, assignment or other transfer of control over, or of all or substantially all of Subscriber's assets or business and Subscriber's bankruptcy, except as otherwise provided pursuant to the laws of any applicable jurisdiction.

11. Subscriber has substantial investment experience and is familiar with investments of the type contemplated by this Subscription Agreement. Subscriber confirms that although one of Subscriber's motivations for investing in the Company is to derive economic benefits therefrom, Subscriber is aware that purchase of the Securities is a speculative investment involving a high degree of risk and there is no guarantee that Subscriber will realize any gain from Subscriber's investment or realize any tax benefits therefrom and Subscriber is further aware that Subscriber may lose all or a substantial part of Subscriber's investment. Subscriber understands that there are substantial restrictions on the transferability of, and there is no existing public market for, the Securities and it may not be possible to liquidate an investment in the Securities. Subscriber affirms that Subscriber acknowledges that this investment is highly speculative, involves a high degree of risk and, accordingly, Subscriber can afford to lose the entire investment.

12. The address set forth herein is Subscriber's true and correct address and Subscriber has no present intention of

country, state, or jurisdiction prior to, or after, Subscriber's purchase of the Securities.

13. Subscriber understands the meaning and legal consequences of the foregoing representations and warranties, which are true and correct as of the date hereof and will be true and correct as of the date of Subscriber's purchase of the Securities subscribed for herein. Each such representation and warranty shall survive such purchase.

14. Subscriber acknowledges and agrees that it shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty made by Subscriber that the Company, its Affiliates, the Company's Counsel and their respective agents or representatives knew or had reason to know that any such covenant, representation or warranty in this Subscription Agreement or furnished or to be furnished to the Company by Subscriber contained untrue statements. The foregoing shall survive any investigation of Subscriber's representations and warranties in this Subscription Agreement made by the Company, its Affiliates, the Company's Counsel and their respective agents or representatives.

15. No representation or warranty that Subscriber has made in this Subscription Agreement, or in a writing furnished or to be furnished pursuant to this Subscription Agreement, contains or shall contain any untrue statement of fact, or omits or shall omit to state any fact which is required to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact relating to Subscriber's business, affairs, operations, conditions (financial or otherwise), or prospects, which would materially adversely affect any of the same which has not been fully disclosed by Subscriber to the Company in this Subscription Agreement.

16. Subscriber has full right, power, and authority to execute and deliver this Subscription Agreement and to perform Subscriber's obligations hereunder. This Subscription Agreement has been duly authorized, executed and delivered by or on behalf of Subscriber and is a valid, binding and enforceable obligation of Subscriber, enforceable against Subscriber in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect and affecting creditors' rights generally and to general equity principles.

17. The execution and delivery of this Subscription Agreement by Subscriber will not result in any violation of, or be in conflict with, or result in the default of, any term of any material agreement or instrument to which Subscriber is a party or by which Subscriber is bound, or of any law or governmental order, rule or regulation which is applicable to Subscriber.

18. Subscriber is duly and validly organized, validly existing and in good tax and corporate standing as a corporation under the laws of the jurisdiction of its incorporation with full power and authority to purchase the Securities to be purchased by it and to execute and deliver this Subscription Agreement.

19. To Subscriber's knowledge, except for the payment of $XXX to XXX whose fees, commissions and expenses are the sole responsibility of Subscriber, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Subscriber directly with the Company without the intervention of any person or entity in such manner as to give rise to any valid claim by any person or entity against Subscriber or the Company for a finder's fee, brokerage commission or similar payment. To the extent Subscriber becomes aware of an additional claim to such fees, commission or payments, Subscriber shall promptly provide the Company with notice of such claim. To the extent any person or entity claims to be entitled to a finder's fee, brokerage commission, or similar payment in connection with the transactions contemplated hereby, Subscriber shall be liable for all such fees and expenses related thereto to the extent any such claims relate to acts or omissions of Subscriber or to this transaction.

5. Legend.

Any certificate representing Subscriber's interest in the Company shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS IN WHICH THE TRANSFEROR PROVIDES THE COMPANY WITH AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY'S MANAGER TO THE EFFECT THAT REGISTRATION IS NOT NECESSSARY.

6. Indemnification by Subscriber.

Subscriber hereby agrees to indemnify and hold harmless the Company, its Affiliates, the Company's Counsel and their respective agents and representatives, from any and all damages, losses, costs, and expenses (including reasonable attorneys' fees to collect such amount of damages, losses, costs, expenses) which they, or any of them, may incur by reason of Subscriber's failure to fulfill any of the terms and conditions of this Subscription Agreement or

by reason of Subscriber's breach of any of Subscriber's representations and warranties contained in this Subscription Agreement.

7. Confidential Information.

For purposes of this Agreement, the term "Confidential Information" will mean and refer to any information, technical data or know-how, patentable and un-patentable, including, but not limited to, software, machinery, research, product plans, product services, customer lists, marketing materials, developments, inventions, process designs, finances, or other trade secrets of the Company or similar items relating to the Company's business and litigation activities, or that of any supplier, customer or prospective customer, which Confidential Information is designated in writing to be confidential or proprietary, or if given orally, to Investor under circumstances reasonably demonstrating or suggesting the confidential or proprietary nature of such information. The restrictions in this Section shall not apply to information, which (i) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of Investor; (ii) must be delivered in response to a valid order by a court or governmental body, (iii) became or becomes generally available to the recipient on a non-confidential basis from a source other than the Company; or (iv) is approved by the Company, in writing, for release. Investor covenants and agrees not to use any Confidential Information for Investor's own use or benefit (directly or indirectly), or for the benefit of any party other than Company. Investor may not disclose Confidential Information to third parties except employees, consultants, or professional advisers of the Company in connection with Company business who are required to have the information in order to carry out their duties for the Company. Investor agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent the Confidential Information from falling into the public domain or the possession of persons other than those persons authorized hereunder to have such information, which measures shall include the highest degree of care that Investor uses to protect Investor's own Confidential Information of a similar nature. Investor agrees to immediately notify the Company in writing of any misuse or misappropriation of the Confidential Information, which may come to Investor's attention. All proceeds from a misuse or disclosure of the Company's Confidential Information will be recoverable from Investor responsible for such misuse or disclosure, which Investor shall be liable to the Company to the fullest extent of the law.

8. General Provisions.

(a) Headings. The headings contained in this Subscription Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Subscription Agreement.

(b) Enforceability. If any provision, which is contained in this Subscription Agreement, for any reason, should be held to be invalid or unenforceable in any respect under the laws of any State of the United States or any other jurisdiction, such invalidity or unenforceability shall not

affect any other provision of this Subscription Agreement. Instead, this Subscription Agreement shall be construed as if such invalid or unenforceable provisions had not been contained herein.

(c) Notices. Any notice or other communication required or permitted hereunder ("**Notice**") must be in writing and sent by either (i) registered or certified mail, postage prepaid, return receipt requested, (ii) overnight delivery with confirmation of delivery, or (iii) confirmed facsimile transmission, in each case addressed as follows:

To the Company:	Silica Tech, LLC Att: Steven Phillips, Managing Director 199 Main Street - Suite 706 New York, NY 10601 Facsimile No: 914-686-4192
Subscriber:	Abdulaziz M. Alnamlah P.O. Box 29880 Riyadh 11467 Saudi Arabia Facsimile No: +966-1-4935818
Copy to:	________________ ________________ ________________ Attention: __________ Facsimile No: __________

or in each case to such other address and facsimile number as shall have last been furnished by like Notice. If mailing by registered or certified mail is impossible due to an absence of postal service, and if the other methods of sending Notice set forth in this Section 0 are not otherwise available, Notice shall be in writing and personally delivered to the aforesaid addresses. Each Notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any Notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile.

(d). Governing Law; Disputes. This Subscription Agreement shall in all respects be construed, governed, applied and enforced with the laws of the State of New York without giving effect to the principles of conflicts of laws under Connecticut law or under applicable international laws or treaties and be deemed to be an agreement entered into in the State of Connecticut and made pursuant to the laws, and between residents of the State of New York. The Parties hereby consent to and irrevocably submit to personal jurisdiction over each of them by the applicable State or Federal Courts of the State of Connecticut in any action or proceeding.

irrevocably waive trial by jury and personal service of any and all process and other documents and specifically consent that in any such action or proceeding, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with this Section 9.

(e) Further Assurances. The Parties agree to execute any and all such other and further instruments and documents, and to take any and all such further actions, which are reasonably required to effectuate this Subscription Agreement and the intents and purposes hereof.

(f) Binding Agreement. This Subscription Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

(g) Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Subscription Agreement shall be deemed to have been made unless expressly set forth in writing and signed by the Party against whom such waiver is charged; and, (i) the failure of any Party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Subscription Agreement or to exercise any option herein contained, shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions; (ii) the acceptance of performance of anything required by this Subscription Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure; and, (iii) no waiver by any Party of one breach by another Party shall be construed as a waiver with respect to any other or subsequent breach.

(h) Counterparts. This Subscription Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i) Entire Agreement. The Parties have not made any representations, warranties, or covenants with respect to the subject matter hereof, orally or in writing, which are not expressly set forth herein, and this Subscription Agreement, together with any instruments or other agreements executed simultaneously herewith, constitutes the entire agreement between them with respect to the subject matter hereof. All understandings and agreements heretofore had between the Parties with respect to the subject matter hereof are merged in this Subscription Agreement, which alone fully and completely express their agreement. This Subscription Agreement may not be changed, modified, extended, terminated, or discharged orally, but only by an agreement in writing, which is signed by all of the Parties to this Subscription Agreement.

(j) Subscription Irrevocable. Except as set forth herein, this Subscription is irrevocable, is subject to all of the terms and provisions contained in the Subscription Agreement, and will survive the death, dissolution, or disability of the Investor.

(k) Limited Liability. The Company, its Affiliates, the Company's Counsel and the Company's applicable agents and representatives shall not be liable for taking any action pursuant to this Subscription Agreement in the absence of their respective willful misconduct or fraud.

(l). Assignability. This Agreement is not transferable or assignable by the undersigned.

9. Certification.

Certification with respect to Federal Interest Payments; Backup Withholding in Lieu of Internal Revenue Service Form W-9 -- Under penalties of perjury Subscriber certifies as follows:

If it has been provided, the number shown below, as Subscriber's taxpayer's identification number is Subscriber's correct taxpayer identification number. Subscriber is not subject to backup withholding either because Subscriber has not been notified by the Internal Revenue Service that Subscriber is subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified Subscriber that it is no longer subject to backup withholding.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties have executed this Subscription Agreement as of the dates set forth below.

Your Investment Amount of $2,000,000 entitles you to a 10% membership interest in Silica Tech, LLC, pursuant to a letter agreement between the Investor and Silica Tech LLC, dated as of September 30, 2008.

Accepted and agreed to as of this 30th day of September, 2008

____
Abdulaziz M. Alnamlah

Taxpayer ID Number: ________________

SILICA TECH, LLC

By: ________________________________
Name: Steven Phillips
Title: Managing Director

EXHIBIT B

Terms of Series A Preferred Stock

Security	Series A Preferred Stock of the successor corporation to Silica Tech, LLC.
Automatic Conversion	In the event that the equity of the Corporation is Publicly Traded and the Corporation's market capital based on a previous 30 day weighted average closing price is greater than USD $30 million, each share of Series A Preferred Stock shall automatically convert into shares of Common Stock. **"Publicly Traded"** means that the securities of the Company have been registered under the Securities Exchange Act of 1934 and are validly trading on the Pink Sheets, Over the Counter Bulletin Board, Nasdaq Capital Market, Nasdaq National Market, New York Stock Exchange, American Stock Exchange, or another recognized U.S. national market.
Conversion Rate	Each share of Series A Preferred Stock shall convert into one share of Common Stock pursuant to the terms and conditions set forth herein.
Optional Conversion	In the event that (i) the Corporation is Publicly Traded, and (ii) the Corporation's market capital based on a previous 30 day weighted average closing price is at least USD $20 million, the holder of the Series A Preferred Stock (the **"Series A Holder"**) shall have the right to convert such shares into Common Stock on the first business day of each calendar quarter, provided, that the aggregate Conversion Price of the shares of Series A Preferred Stock being converted shall equal at least $500,000, and shall be in additional incremental equal to at least $200,000.
Dividends	The Series A Preferred Stock shall accrue dividends at a rate per share of 5% of the Conversion Price annually, provided that such dividends shall only become payable upon the automatic conversion, optional conversion, or optional redemption of the Series A Preferred Stock Notwithstanding any provision herein, the Corporation shall, at its sole discretion, elect whether to pay such dividends when payable in cash or in shares of the Corporation's Common Stock with each share valued, for purposes of such payment, at the Conversion Price.

Redemption by the Corporation

The Corporation shall have the right but not the obligation to redeem the Series A Preferred Stock at any time on or after the date which is six months following that date on which such securities are issued (the "**Issue Date**") through the second anniversary of the Issue Date by paying to the holders of the Series A Preferred Stock the value of such stock plus a 30% annualized premium calculated in accordance with this provision or 2.5% per month. To so redeem the Company shall pay an amount equal to the sum of:

(i) the aggregate Conversion Price of the Series A Preferred Stock being redeemed, plus

(ii) a premium equal to the product of (x) the number of completed months elapsed between the Issue Date and (y) the product of the aggregate Conversion Price of the Series A Preferred Stock being redeemed and 2.5%.

In the event the Corporation so redeems, the Corporation shall provide the Holders of the Series A Preferred Stock with a notice delivered at least 30 calendar days prior to the proposed redemption date (the "**Redemption** Notice"). Notwithstanding any provision herein, upon receipt of the Redemption Notice, Holders of the Series A Preferred Stock may, within 15 calendar days of receipt of a Redemption Notice (which shall include receipt by a representative), elect to convert their Shares of Series A Preferred Stock into Common Stock.

Notwithstanding the Company's right to redeem the Series A Preferred Stock, the Company shall be obligated to redeem at the end of the two year redemption period the then amount of outstanding Series A Preferred Stock.

Board Membership

Investor shall be entitled to elect one director to the Corporation's Board of Directors, and shall have the right to replace such director upon his or her resignation or incapacity, in each case subject to the approval of the majority of the Board of Directors which approval shall not unreasonably be withheld, provided that such right shall expire at such time when Investor's membership interest represents less than 5% of the Corporation's equity on a fully diluted basis.

Transfer Restrictions

Investor shall not transfer shares of the Series A Preferred Stock without the express written consent of the Corporation, other than with respect to transfers to Affiliates of such initial holder. "**Affiliates**" of a person or entity means persons or entities controlled by such person or entity, which control such person or entity, or under common control with such person or entity.

Preference In the event of a liquidation, dissolution, or winding up of the Corporation, holders of the Series A Preferred Stock shall be entitled to a per share preference equal to Conversion Price plus accrued and unpaid dividends to be paid to holders of the Series A Preferred Stock prior to payment due to the holders of Common Stock.

Agreed and accepted, as of this
30th day of September 2008

____
Abdulaziz M. Alnahlah

Silica Tech LLC

____
By: Steven Phillips
Title: Managing Director